                                                                   EXHIBIT 10.22


                               DATED 16 MAY 1997


                  BOSTROM plc                             (1)




                                      and



                DONALD PATRICK LORRAINE                   (2)




                              --------------------
                               SERVICE AGREEMENT
                              --------------------

                                    CONTENTS

CLAUSE                          HEADING                         PAGE
1            DEFINITIONS                                         1

2            THE EXECUTIVE'S APPOINTMENT                         2

3            DURATION                                            3

4            THE EXECUTIVE'S DUTIES, POWERS AND OBLIGATIONS      3

5            LOCATION AND MOBILITY                               4

6            HOURS OF WORK                                       5

7            REMUNERATION                                        5

8            EXPENSES                                            5

9            COMPANY CAR                                         6

10           HEALTH AND LIFE INSURANCE                           6

11           PENSION                                             7

12           HOLIDAYS                                            7

13           SICKNESS AND MEDICAL EXAMINATION                    8

14           DISCIPLINARY PROCEDURE                              9

15           GRIEVANCE PROCEDURES                                9

16           CONFIDENTIAL INFORMATION                            9

17           NOTICES                                            11

18           TERMINATION                                        11

19           CHANGE OF CONTROL                                  13

20           POST TERMINATION OBLIGATIONS                       15

21           NOTICE PROVISIONS                                  16

22           INTELLECTUAL PROPERTY RIGHTS                       17

23           GOVERNING LAW                                      17

24           SUPERSESSION OF PREVIOUS AGREEMENTS AND            18
             THE EXECUTIVE'S WARRANTIES

DATE OF AGREEMENT                                                        1997

PARTIES


(1) BOSTROM plc whose registered office is at Stone Circle Road, Round Spinney, Northampton NN3 8RS

(2) DONALD PATRICK LORRAINE of Five Wells Cottage, Great Doddington, Wellingborough, Northants NN29 7TQ.


IT IS AGREED THAT:


1       DEFINITIONS

1.1 In this Agreement the following words, phrases and expressions shall have the following meanings:


        1.1.1 "the Board" the directors of the Company for the time being present at a meeting of the directors or at a duly convened meeting of a committee of the directors.

        1.1.2   "the Commencement Date" (the date of this agreement).

        1.1.3 "the Company" Bostrom plc whose registered office is at Stone Circle Road, Round Spinney, Northampton NN3 8RS.

        1.1.4 "the Executive" Donald Patrick Lorraine of Five Wells Cottage, Great Doddington, Wellingborough, Northants NN29 7TQ.

        1.1.5 "the Group" the Company and its subsidiaries and any holding company of the Company and any subsidiary of such holding company (all as defined in the Companies Act 1985) and any associated company (which expression shall mean any company which is not a subsidiary but not less than 20% of the equity share capital of which is beneficially owned by or on behalf of the Company or its parent Company or any subsidiary or associate of such parent company).


        1.1.6 "the Division" together each of KAB Seating Limited, KAB Seating AB, KAB Seating PTY Limited, KAB Seating SA and BB Seating Limited.

        1.1.7 "the Listing Rules" means the Listing Rules from time to time of the London Stock Exchange Limited.


        1.1.8 "Control" means a personal shall have control of a Company if he or it holds, directly or indirectly, shares of the Company which, together with shares held by persons acting in concert with him or it (as defined by the City Code on Take-overs and Mergers from time to time in force) for the purpose of this clause and shall be interpreted accordingly).


        1.1.10 "The Company's Auditors": an Auditor appointment by agreement between the parties who is not engaged to act for the Company in any other capacity save for the purposes of this clause.


1.2 Any reference to a statutory provision includes all re-enactments and modifications of it or the provision referred to and any regulations made under it or under the provision referred to.

1.3 The headings in this Agreement have been inserted for convenience only. They do not form part of this Agreement and do not affect its interpretation or construction.

1.4 Any reference to the Executive shall, if appropriate, include his personal representatives.


2       THE EXECUTIVE'S APPOINTMENT


2.1 The Company appoints and employs the Executive and the Executive agrees to act as Managing Director of the Division.

3     DURATTON

3.1 The Executive's employment will continue from the Commencement Date unless and until terminated by either party giving to the other not less than twelve months notice in writing.

3.2 Notwithstanding the provisions of clause 3.1 above, the Executive's employment will automatically terminate without notice on the last day of the month in which he attains the age of 65 or earlier as specified in the pension scheme.

3.3 The Executive's continuous employment with the Company for the purposes of the Employment Rights Act commenced on 2 May 1983.

4     THE EXECUTIVE'S DUTIES, POWERS AND OBLIGATIONS

4.1 As Managing Director, the Executive shall exercise such powers, carry out such duties, and observe such directions and restrictions in connection with the business of the Division as in each case the Board or any other authorised nominee of the Board may from time to time reasonably confer and/or impose upon the Executive at its discretion.

4.2   Whilst the Executive is employed by the Company he will:

      4.2.1 perform his duties diligently and with reasonable skill and care and to the best of his ability;

      4.2.2 comply with all reasonable directions from time to time given to him by the Board;

      4.2.3 devote the whole of his working time, abilities and attention to his duties and obligations under this Agreement;

      4.2.4   at all times serve the Company and the Group well and faithfully;

     4.2.5 use his best endeavours to maintain, improve and expand the business of the Company and the Division.

4.3 Whilst the Executive is employed by the company he will not do anything which may in the reasonable opinion of the Board:

     4.3.1 bring the Company or any member of the Group or person or persons associated with the Company or any member of the Group into disrepute;

     4.3.2 harm the goodwill or commercial image of the Company or any member of the Group or person or persons associated with the Company or any member of the Group;

     4.3.3 be or likely to be damaging or prejudicial to the business and/or commercial interests of the Company or the Group.

4.4 The Executive agrees and undertakes with the Company that he will at all times comply with the provisions of the Listing Rules insofar as they affect him as a Director of the Company. The Executive recognises that compliance with the Listing Rules is a fundamental requirement of the Company and any breach by the Executive of the terms of the Listing Rules will be considered by the Company to be a material breach of the terms of the Listing Rules will be considered by the Company to be a material breach of the terms of this Agreement and accordingly, render the Executive liable to summary dismissal in accordance with 18.1.3.

5    LOCATION AND MOBILITY

5.1 The initial location of the Executive will be at the Company's premises at Stone Circle Road, Round Spinney, Northampton.

5.2 The Executive will however travel, both within the UK and abroad, as may be necessary for the proper performance of his duties or as the Board shall reasonably require and will spend nights away from the initial location and/or his home as necessary.

6       HOURS OF WORK

6.1 There shall be no specific terms and conditions relating the Executive's hours of work under this Agreement. The Executive will work such hours as are reasonably necessary to properly fulfill his obligations under this Agreement.

6.2 The Executive will devote his whole time and attention to the business of the Company during his working time. The Executive undertakes not to engage in/continue in any interest in any business or undertaking or engage in any other activities which might interfere with the performance of his/her duties or cause a conflict of interest or otherwise unless authorised in writing by the Board in advance.



7       REMUNERATION

7.1 The Executive's remuneration will consist of a basic salary and performance related bonus.


7.2 The Executive's salary will be subject to annual review when it may be increased by the Remuneration Committee.

7.3 The bonus will be agreed annually by the Renumeration Committee subject to performance.

7.4     The Executive is entitled to join the company's Long Term Incentive
        Plan.


8       EXPENSES


8.1 The Company or the relevant Group member will reimburse all reasonable travelling, hotel, entertaining and other expenses properly incurred by the Executive in the performance of his duties on authorised Company business, including all reasonable expenses of the Executive arising out of the Executive's use of his home telephone. The Executive will provide whatever receipts or other supporting documentation that may be required and will comply with the Company's policy and rules relating to the incurring and reimbursement of expenditure as may be in force from time to time.

9    COMPANY CAR

9.1 The Company will provide the Executive with a car, ("the Company Car") of a make and model determined by reference to the Bostrom plc Group Car Policy, in force from time to time.

9.2 Whilst on Company business and driving a car provided by the Company or the Company Car the Executive must comply with all instructions given by the Company and comply with all relevant legislations.

9.3 Should the Executive be convicted of a driving offence which results in disqualification he may be liable to have the Company Car withdrawn without compensation.

9.4  The Company shall bear all standing and running expenses of the Company
     Car.

9.5 The Company Car will remain the property of the Company. On termination of this Agreement the Executive is to return the Company car to the Company in a good, clean and tidy condition, (fair wear and tear excepted), together with all keys and documents relating to it.

10   HEALTH & LIFE INSURANCE

10.1 From the Commencement Date, until the termination of this Agreement, the Company will provide medical expenses insurance with Private Patients Plan, ("the Scheme") or such other private health plan as the Board may from time to time determine, (on the National Scale appropriate to the nearest hospital to the Executive's home) for the benefit of the Executive and his spouse and dependent children subject to the rules of the Scheme from time to time in force. For the avoidance of doubt, the Executive and/or his spouse and dependent children are only entitled to the benefits under the Scheme insofar as the policy provides for cover and in any such cases as the insurance policy provides for and pays for such cover. In the event of the Insurer under the policy refusing any claim made under the policy, the Company shall not be liable to meet that claim. This insurance is a personal taxable benefit. The Company reserves the right to terminate the Executive's membership of the health insurance scheme or provide cover under an alternative scheme, provided that the cover provided under the alternative scheme is no less beneficial than the original cover provided under this Agreement.

10.2 From the Commencement Date, until the termination of this Agreement, the Company will provide permanent health insurance as the Company may from time to time determine, for the benefit of the Executive subject to the rules of the Scheme from time to time in force. For the avoidance of doubt, the Executive is only entitled to the benefits under the Scheme insofar as the Scheme provides for and pays for such benefits. In the event of the insurer under the Scheme refusing any claim made under the Scheme, the Company shall not be liable to meet that claim. The Company reserves the right to terminate the Executive's membership of the health insurance scheme and provide cover under an alternative scheme, provided the benefits under the alternative scheme are no less beneficial than the original cover provided at the date of this Agreement.

11.  PENSION

11.1 The Group intends to operate a pension scheme for the benefit of the Executive ("the Pension Scheme"). Subject to the terms of the Trust Deed, the rules and any other Pension Scheme documentation the Executive will be entitled to join and become a member of that Pension Scheme on a first available joining date and will be entitled to receive the benefits under it.

11.2 A Contracting-Out Certificate issued under the Social Security
     Pensions Act 1975 is in force in respect of the Executive's employment.

12   HOLIDAYS

12.1 The Company's holiday year runs from 1st January to 31st December.

12.2 The Executive will be entitled, (in addition to normal public and Bank holidays), to 26 working days' paid holiday in each holiday year to be arranged to the mutual convenience of the Executive and the Board. The Board shall be entitled to require the Executive to take holidays in lieu of public holidays at such time as the Board may direct.

12.3 The Executive shall not be entitled to carry forward any unused part of his holiday entitlement to the subsequent year without the Board's consent.

12.4 The Board may at its discretion require the Executive to take any accrued but untaken holiday during any notice period.

13   SICKNESS AND MEDICAL EXAMINATION

13.1 If the Executive is prevented by sickness, injury, accident or other physical incapacity from fully and properly performing his duties under this Agreement medical evidence of that sickness, injury or other incapacity must be furnished to the Board, (or to such persons as the Board may direct). In such circumstances the following shall supply:

     13.1.1 during the first six consecutive months of such incapacity or during the first six months of aggregate incapacity during a continuous period of twelve months the Executive will be entitled to receive the salary and benefits due to him under this Agreement at full rate, less any tax and national insurance contributions and statutory sick pay and/or any state benefits claimed and received by way of state sickness benefits and invalidity benefits. The Executive will claim all state sickness benefits available to him and account to the Company for those during the period in which he receives sick pay;

     13.1.2 any further payment to the Executive of salary or benefits under this Agreement will be at the sole discretion of the Board or otherwise payable in accordance with the terms of the permanent health insurance scheme (if any) available to the Executive.

13.2 The Board may at its discretion require the Executive to furnish evidence which is satisfactory to it of the Executive's incapacity, injury, illness or other physical incapacity.

13.3 The Executive agrees that any time during the continuance of this Agreement he shall at the request of the Board undergo a medical examination by a doctor of the Board's choice, the cost of which will be borne by the Company. The Company reserves the right to suspend sick pay and/or institute the disciplinary procedure should the Executive unreasonably refuse to undergo such an examination. The Executive may be required to give his consent to certain details contained in any medical report prepared, being disclosed to a senior member of management of the Company in confidence.

     13.4 If the Executive is unable to attend work due to sickness, injury, accident, or other physical incapacity, he should notify the Group Managing Director on the first day of absence and the likely period during which he will be absent. He should keep the Group Managing Director regularly informed of his progress and of the period during which he is likely to remain away from work and provide the necessary medical certificates.

     14   DISCIPLINARY PROCEDURE

     14.1 There are no disciplinary rules on the date of this agreement which are specifically applicable to the Executive. The Board may however amend and introduce such disciplinary rules as it sees fit. The Executive is expected to conduct himself in a suitable manner and to exhibit the standard of propriety and behaviour commensurate with his position and to obey all staff rules in force from time to time. In the event of the Executive committing an act of misconduct the Board shall follow such disciplinary procedure and take disciplinary action as it sees fit.

     15   GRIEVANCE PROCEDURE

     15.1 If the Executive is dissatisfied with any disciplinary action taken against him or has any grievance relating to his employment he may apply for redress to the Chairman of the Board whose decision shall be final and binding, subject to any recourse to law which the Executive may have.

     16   CONFIDENTIAL INFORMATION

     16.1 During the course of the Executive's employment and by virtue of his senior position he

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
          will have access to and be entrusted with information in respect of the business and the financing of the Company/Group.

     16.2 The confidential information referred to in clause 16.1 above includes, but is not limited to, the following:

          16.2.1 information about the Company's clients or customers and specific client or customer lists, employees, contractors and suppliers, whether these are actual or potential, clients/customers, employees, contractors or suppliers;

          16.2.2 information about the financial position, or future plans of the Company/Group;

          16.2.3 information on any of the Company's databases which is not publicly available;

          16.2.4 information regarding the Company's prices, discounts, business and financial marketing development or manpower plans;

          16.2.5 all other information, whether technical, non technical, scientific or non scientific which the Company considers might cause considerable harm were it to be available and/or used by any of the Company's competitors in the business in which the Company is involved and which is notified to you as being confidential.

          16.2.6 The Executive is hereby made expressly aware and agrees that all of the above information, and other confidential information or trade secrets which the Executive obtains in the course of his employment is the property of the Company and/or of the Group and is hereinafter referred to as "the Confidential Information".

     16.3 The Executive shall not during the course of employment or after its termination, unless expressly authorised in writing by the Board;

          16.3.1    disclose to any unauthorised person or;

      16.3.2 use for his own purposes or for any purposes other than those of the Company;

              or

      16.3.3 cause or permit any unauthorised disclosure of any of the Confidential Information

16.4 This Clause shall not apply to any of the Confidential Information which, otherwise than through the default of the Executive, becomes available to the public generally or the disclosure of which is ordered by a court of competent jurisdiction.

16.5 The Executive will use his best endeavours to prevent the disclosure of any of the Confidential Information during the course of his employment. Where such information is disclosed, the Executive will notify the Board as soon as is practicably possible after learning of that disclosure, of all the information relating to it, the nature of the disclosure and its extent. This includes, but is not limited to, information about how the disclosure occurred.

17    NOTICES

17.1 Any notice to be given under this Agreement to the Executive may be given to him personally or sent to him by pre-paid first class letter addressed to him at his last known place of residence. Any notice to be given to the Company should be addressed to the Group Managing Director and may be served by leaving it at or sending it by pre-paid first class letter to its registered office for the time being.

17.2 Any notice served by post shall be deemed to have been served forty-eight hours after it was posted and proof that the notice was properly addressed, pre-paid and posted shall be sufficient evidence of service.

18    TERMINATION

18.1 Notwithstanding the provisions of clause 3 above, the Company may terminate this Agreement immediately and without notice if the Executive:

     18.1.1 without any reasonable cause, neglects, omits or refuses to perform all or any of his duties or obligations under this Agreement or to observe and perform the provisions of this Agreement to the reasonable satisfaction of the Board; or

     18.1.2 misconducts himself whether during or outside the course of his employment in such a way that in the reasonable opinion of the Board the business, operation, interests or reputation of the Company or the Group are or are likely to be, prejudicially affected; or

     18.1.3    fails to comply with his obligations under the Listing Rules; or

     18.1.4 behaves negligently or incompetently, and persists in such behaviour after being duly warned by the Board or other nominated representative of the Board; or

     18.1.5 becomes bankrupt or applies for a Receiving Order or Administration Order or has a Receiving Order or Administration Order made against him or enters into any arrangement or otherwise with his creditors or otherwise takes the benefit of any statutory provisions for the relief of insolvent debtors; or

     18.1.6 at any time and for whatever reason resigns from any of the Directorships which he holds in the Group without the consent of the Board or is disqualified from acting as a Director of a limited liability company; or

     18.1.7 commits any act of gross misconduct during the course of his employment.

18.2 Upon termination of the Executive's employment, for whatever reason, the Company may deduct from any monies due from it to the Executive any monies which are due from the Executive to the Company and/or to the Group. For the avoidance of doubt, the Company may deduct any monies due to it and/or to any member of the Group from the salary or other remuneration owing to the Executive upon termination of this Agreement.

18.3 The termination of this Agreement shall be without prejudice to the rights of either party against the other.

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
18.4 Any provision which is expressed to have effect after the termination of this Agreement will continue in force in accordance with its terms.

19     CHANGE OF CONTROL

19.1 If any entity acquires Control of the Company and, within one year of acquiring such Control, the Company shall dismiss the Executive (otherwise than in circumstances where the Company is entitled to terminate the Executive's appointment under the Executive's Service Agreement by summary notice) or the Executive resigns within a period of one year following a Takeover, following the occurrence of any of the events specified in clause 19.2 below the Company shall immediately on dismissal compensate by paying him the sum of liquidated calculated in accordance with clause 19.3 below.

19.2 A resignation by the Executive following the occurrence of the following events shall constitute a dismissal:

       19.2.1 a material adverse alteration in the Executive's responsibilities or a material diminution in the Executive status compared to the Executive's responsibilities and the status before the Takeover;

       19.2.2 any material breach by the Company of any of the terms of this agreement;

       19.2.3 the assignment to the Executive of any duties inconsistent with the position held by the Executive immediately before the Takeover or the terms of this agreement;

19.3 The Company shall pay to the Executive on the termination of the Executive Service Agreement and in any event within 21 days of the same, a sum equal to the aggregate of the following amounts (after deduction of tax as required by law);

       19.3.1 24 months salary (net of deductions for income tax, national insurance contributions and any sums owed by the Executive to the Company) at the rate payable on termination of this agreement or if higher the rate immediately prior


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            to the date of the Takeover;

     19.3.2 subject to clause 19.4 an amount certified by the Company's Auditors as being sufficient for the Executive to purchase an annuity contract providing benefits equal to the amount of benefits which would have been payable to the Executive under the Company's pension scheme if the Executive's appointment had continued for a further 24 months from the date of termination of this agreement;

     19.3.3 subject to clause 19.4 an amount certified by the Company's Auditors as being a sum equivalent to the monetary value of the non cash benefits the Executive ought to have received had this agreement continued for a further period of 24 months.

19.4 The Company shall ensure that a copy of the certificate produced by the Company Auditors certifying the amounts payable in accordance with clauses
     19.3.2 and 19.3.3 shall be delivered to the Executive within 7 days of the date of termination of the same by the Company's Auditors. If the Executive shall not object by written notice to the Company within 7 days after the date of receipt of the auditor's certificate the calculation of any of the sums pursuant to clauses 19.3.2 and/or 19.3.3 then the amounts stated in the Company's Auditor's certificate shall be final and binding and conclusive for the purposes of determination of the sums pursuant to clauses 19.3.2 and 19.3.3. In the event that the Executive shall service notice of any objection to the certification produced by the Company's Auditors of the figures set out in clauses 19.3.2 and 19.3.3 within the 7 day period then the parties shall agree upon the appointment of independent auditors to assess the value of the remuneration for the purposes of clauses 19.3.2 and 19.3.3 above within 3 days of the date of receipt by the Company of the notice from the Executive. In the event that the parties cannot agree upon an independent auditor within the said 3 days period then either party may refer the matter to the determination of the President for the time being of the Institute of chartered Accountants in England and Wales. The decision of the independent auditor and/or Chairman of the Institute of Chartered Accountants in England and Wales from time to time shall be conclusive and binding upon the parties. The cost of the independent auditor and/or the Chairman of the Institute of Chartered


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
      Accountants for England and Wales shall be borne as he shall direct.

19.5 It is hereby declared that the provisions of this Clause are intended to be severable from the remaining provisions of this Agreement. The expiry of validity of this clause or any failure to renew its provisions will not affect the validity of all other provisions contained in this Agreement.

20    POST TERMINATION OBLIGATIONS

20.1 During the continuance of the Executive's employment the Executive will acquire information relating to the business of the Company/Group including information relating to its customers, its suppliers and its employees which is information which the Company is entitled to protect;

20.2 The Executive has agreed to the restrictions set out below in order to protect the legitimate business interests of the Company. The Company has advised the Executive to take independent advice in relation to them the Executive confirms that he has taken advice.

20.3 The Executive hereby undertakes to the Company that he will not whether by himself, his servants or agents or otherwise whosoever and whether directly or indirectly during the period of 12 months following the termination of the Executive's employment: (whether by the Company or by the Executive or by mutual agreement)

      20.3.1 solicit or seek to obtain orders for Restricted Products from any Restricted Customer;

      20.3.2 persuade or attempt to persuade any Restricted Employee to terminate their employment with the Company.

20.4 For the purpose of clause 20.3 the following words and phrases shall have the following meanings:



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
         20.4.1 "Restricted Products" shall mean products of the same description or having the same purpose or use as products processed and/or sold by the Division during the 12 months prior to the termination of the Executive's employment.

         20.4.2 "Restricted Customer" shall mean any person firm or company who purchased products of the kind referred to in the definition of Restricted Products or who entered into a contract for the purchase of such products during the 12 months immediately prior to the termination of this Agreement and with whom during that period the Executive had personal dealings.

         20.4.3 "Restricted Employee" shall mean any person known to the Executive to be employed by the Group in a managerial, sales or purchasing capacity at the date on which this Agreement is terminated.

20.5 The Executive agrees that the restrictions set out above are reasonable and in his interests, in the interests of the Company and in the public interest.

21       NOTICE PROVISIONS

21.1 If notice is given by the Company or the Executive to terminate this employment the Company may at any time during the period of notice require the Executive to cease work or to cease to attend the Company's or any member of the Group's premises on payment of remuneration in accordance with Clause 7 for the period or remaining period of notice. Such payment shall be made at the Company's discretion either in the form of an immediately payable lump sum or in the manner it would otherwise have been payable hereunder.

21.2 Where the Company requires the Executive to remain away from work during the notice period, (whether the Executive or the Company gave notice), the Executive will be required to comply with any conditions laid down by the Company. Whilst on full pay during the notice period the Executive will not be permitted to work for any other person, firm, client, corporation without the Company's prior written permission, such permission not to be unreasonably withheld.


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


22       INTELLECTUAL PROPERTY RIGHTS

22.1 In this Clause "Intellectual Property Rights" means patents, copyrights, design rights, trade marks, rights in know-how and confidential information (whether technical or commercial) and any similar rights in any jurisdiction whether or not any of such rights are registered or registerable and includes any application for such rights.

22.2 The Executive shall immediately provide the Company with written full particulars of inventions, improvements, concepts, designs, works, trade marks and information which he makes, creates or conceives either by himself or jointly (the "works") and which relate to or are capable of being used in connection with the Company or the Group's business carried on from time to time (the "Works").

22.3 The Executive acknowledges that all Intellectual Property Rights in the Works made, created or conceived by him in the course of his employment or in the course of duties specifically assigned to him by the Company shall belong to the Company. The Executive agrees that he shall at the Company's request and expense take all steps necessary fully and effectively to vest the Intellectual Property Rights in such Works in the Company or as it may direct anywhere in the world.

22.4 The Executive acknowledges that Intellectual Property Rights may reasonably be expected to arise from his duties or that as a result of his duties and his particular responsibilities he has a special obligation to further the interests of the Division.

22.5 The Executive hereby waives against the Company and its successors and in respect of any act done by or with the Company's or its successor's consent any moral rights which he may have in any copyright work belonging to the Company by virtue of ss77-95 Copyright Designs and Patents Act 1988.

23       GOVERNING LAW

23.1 This Agreement shall be interpreted and enforced in accordance with the laws of England. This Agreement is subject to the exclusive jurisdiction of the English Courts.

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
24    SUPERSESSION OF PREVIOUS AGREEMENTS AND THE EXECUTIVE'S WARRANTIES

24.1 This agreement supersedes and is in substitution for any subsisting agreements between the Company (or any Group member) and the Executive relating to his employment. All such subsisting agreements are terminated by mutual consent with effect from the Commencement Date.

24.2 The Executive warrants that in entering into this Agreement he will not be in breach of any express or implied terms of any contract with or of any other obligation to any third party.





IN WITNESS of which the parties have executed this agreement on the date set out above

                                           /s/ Donald Patrick Lorraine

SIGNED by CA HOWELL for and on             SIGNED by Donald Patrick Lorraine
behalf of BOSTROM plc in the               in the presence of:
presence of:


WITNESS                                    WITNESS

Signature: /s/ Andrew Weatherstone         Signature: /s/ Andrew Weatherstone

Name: ANDREW WEATHERSTONE                  Name: ANDREW WEATHERSTONE

Occupation: DIRECTOR                       Occupation: DIRECTOR

Address:                                   Address:




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